Exhibit 99.1

PRESS RELEASE

ARMADA HOFFLER PROPERTIES REPORTS FIRST QUARTER 2018 RESULTS

Net Income of $0.11 Per Diluted Share

Normalized FFO of $0.25 Per Diluted Share

Company Reaffirmed 2018 Full-Year Normalized FFO Guidance

VIRGINIA BEACH, VA, May 1, 2018 – Armada Hoffler Properties, Inc. (NYSE:AHH) today announced its results for the quarter ended March 31, 2018 and provided an update on current events.

Highlights include:

•	Net income of $7.0 million, or $0.11 per diluted share, for the quarter ended March 31, 2018 compared to net income of $8.8 million, or $0.16 per diluted share, for the quarter ended March 31, 2017.

•
Normalized Funds From Operations (“FFO”) of $15.4 million, or $0.25 per diluted share, for the quarter ended March 31, 2018 compared to Normalized FFO of $14.6 million, or $0.26 per diluted share, for the quarter ended March 31, 2017.

•	FFO of $16.3 million, or $0.26 per diluted share, for the quarter ended March 31, 2018 compared to FFO of $14.8 million, or $0.27 per diluted share, for the quarter ended March 31, 2017.

•	Core operating property portfolio occupancy at 95.6% as of March 31, 2018 compared to 94.2% as of December 31, 2017.

•	During the first quarter of 2018, positive releasing spreads were 7.8% on a GAAP basis and 3% on a cash basis.

•
The Board of Directors declared a cash dividend of $0.20 per common share for the first quarter of 2018. This represents a 5.3% increase over the prior quarter's cash dividend and the fourth increase in four years, totaling 25% dividend growth during that period.

•
Added approximately 132,000 square feet of retail space through the acquisitions of Indian Lakes Crossing, a Harris Teeter-anchored center in Virginia Beach, Virginia and Parkway Centre, a Publix-anchored center in Moultrie, Georgia.

•
After the end of the quarter, the Company entered into an agreement to sell the Wawa parcel at Indian Lakes Crossing for a 5.35% capitalization rate. Once complete, this will bring the Harris Teeter-anchored center to an approximate 8% capitalization rate overall.

Commenting on the Company’s results, Louis Haddad, President and CEO, said, “Next week marks the 5-year anniversary of our IPO. Our growth over the past five years has seen us nearly triple our market cap. We have also more than doubled the total return of the RMS REIT index over the 5-year period. The current environment is one in which our integrated business model typically thrives. We look forward to making several announcements in the near future that will serve to validate our ability to succeed in this economic landscape.”

Financial Results

Net income for the first quarter decreased to $7.0 million compared to $8.8 million for the first quarter of 2017. The period-over-period change was primarily due to a $1.7 million decrease in construction segment gross profits, which was driven by both lower revenues and a lower margin in this segment. Additionally, results for the first quarter of

2017 included a $3.4 million gain on the sale of the Greentree Wawa as compared to no property sales during the first quarter of 2018. These decreases to net income were partially offset by higher interest income and a positive change in the fair value of interest rate derivatives.

Normalized FFO for the first quarter increased to $15.4 million compared to $14.6 million for the first quarter of 2017. FFO for the first quarter increased to $16.3 million compared to $14.8 million for the first quarter of 2017. The period-over-period changes in Normalized FFO and FFO were positively impacted by property acquisitions and higher interest income, which were partially offset by declines in construction segment gross profits and Same Store NOI. The temporary decrease in Same Store NOI was impacted by the relocation and expansion of one office tenant to 4525 Main Street, which is not currently included in the Same Store NOI calculation.

Operating Performance

At the end of the first quarter, the Company’s office, retail and multifamily core operating property portfolios were 92%, 97% and 96% occupied, respectively.

Total construction contract backlog was $30.7 million at the end of the first quarter.

Balance Sheet and Financing Activity

As of March 31, 2018, the Company had $595.6 million of total debt outstanding, including $108.0 million outstanding under its revolving credit facility. Total debt outstanding excludes unamortized GAAP fair value adjustments and deferred financing costs. Approximately 37.3% of the Company’s debt had fixed interest rates or were subject to interest rate swaps as of March 31, 2018. After considering LIBOR interest rate caps with strike prices at or below 225 basis points as of March 31, 2018, 91% of the Company’s debt was fixed or hedged.

During the quarter, the Company began to address the five loans originally schedule to mature during 2018. Both of the Columbus Village loans were paid off, and the Sandbridge Commons loan was extended for five years.

Outlook

The Company reaffirmed its 2018 full-year guidance and expects 2018 Normalized FFO in the range of $1.00 to $1.05 per diluted share. The following table outlines the Company’s updated assumptions along with Normalized FFO per diluted share estimates for the full-year 2018.

Full-year 2018 Guidance [1]	Expected Ranges
Total NOI	$79.5M	$80.2M
Construction company annual segment gross profit	$4.4M	$7.5M
General and administrative expenses	$10.7M	$11.0M
Interest income	$9.3M	$9.5M
Interest expense [2]	$19.8M	$20.3M
Normalized FFO per diluted share [3]	$1.00	$1.05

[1] Includes the acquisition of one additional retail center, the disposition of the Wawa outparcel at Indian Lakes Crossing, and additional shares that may be issued under the ATM Program, assuming favorable market conditions.
[2] Interest expense is calculated based on the Forward LIBOR Curve, which forecasts rates rising to 2.25% by year end.
[3] Normalized FFO excludes certain items, including debt extinguishment losses, acquisition, development and other pursuit costs, mark-to-market adjustments for interest rate derivatives and other non-comparable items.  See “Non-GAAP Financial Measures.” In addition, the calculation of Normalized FFO per diluted share assumes 63.6 million weighted average shares and units outstanding. The Company does not provide a reconciliation for its guidance range of Normalized FFO per diluted share to net income per diluted share, the most directly comparable forward-looking GAAP financial measure, because it is unable to provide a meaningful or accurate estimate of reconciling items and the information is not available without unreasonable effort as a result of the inherent difficulty of forecasting the timing and/or amounts of various items that would impact net income per diluted share. For the same reasons, the Company is unable to address the probable significance of the unavailable information and believes that providing a reconciliation for its guidance range of Normalized FFO per diluted share would imply a degree of precision for its forward-looking net income per diluted share that could be misleading to investors.

Supplemental Financial Information

Further details regarding operating results, properties and leasing statistics can be found in the Company’s supplemental financial package available at www.ArmadaHoffler.com.

Webcast and Conference Call

The Company will host a webcast and conference call on Tuesday, May 1, 2018 at 8:30 a.m. Eastern Time to review financial results and discuss recent events. The live webcast will be available through the Investors page of the Company’s website, www.ArmadaHoffler.com.  To participate in the call, please dial 877-407-3982 (domestic) or 201-493-6780 (international).  A replay of the conference call will be available through Friday, June 1, 2018 by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the pass code 13677669.

About Armada Hoffler Properties, Inc.

Armada Hoffler Properties, Inc. (NYSE: AHH) is a vertically-integrated, self-managed real estate investment trust ("REIT") with nearly four decades of experience developing, building, acquiring and managing high-quality, institutional-grade office, retail and multifamily properties located primarily in the Mid-Atlantic and Southeastern United States. The Company also provides general construction and development services to third-party clients, in addition to developing and building properties to be placed in its stabilized portfolio. The Company has elected to be taxed as a REIT for U.S. federal income tax purposes.

Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements may include comments relating to the current and future performance of the Company’s operating property portfolio, the Company’s development pipeline, the Company’s construction and development business, including backlog and timing of deliveries, financing activities, as well as acquisitions, dispositions and the Company’s financial outlook and expectations. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and the other documents filed by the Company with the Securities and Exchange Commission from time to time.

Non-GAAP Financial Measures

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“Nareit”).  Nareit defines FFO as net income (loss) (calculated in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

FFO is a supplemental non-GAAP financial measure. The Company uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared period-over-period, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited.  In addition, other equity REITs may not calculate FFO in accordance with the Nareit definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance.

Management also believes that the computation of FFO in accordance with Nareit’s definition includes certain items that are not indicative of the results provided by the Company’s operating property portfolio and affect the comparability of the Company’s period-over-period performance. Accordingly, management believes that Normalized FFO is a more useful performance measure that excludes certain items, including but not limited to, debt extinguishment losses and prepayment penalties, property acquisition, development and other pursuit costs, mark-to-market adjustments for interest rate derivatives and other non-comparable items.

For reference, as an aid in understanding the Company’s computation of FFO and Normalized FFO, a reconciliation of net income calculated in accordance with GAAP to FFO and Normalized FFO has been included in the final page of this release.

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	March 31, 2018	December 31, 2017
	(Unaudited)
ASSETS
Real estate investments:
Income producing property	$936,579	$910,686
Held for development	1,473	680
Construction in progress	120,850	83,071
Accumulated depreciation	(171,205)	(164,521)
Net real estate investments	887,697	829,916
Cash and cash equivalents	15,804	19,959
Restricted cash	3,502	2,957
Accounts receivable, net	16,125	15,691
Notes receivable	88,973	83,058
Construction receivables, including retentions	21,336	23,933
Construction contract costs and estimated earnings in excess of billings	315	245
Equity method investments	12,821	11,411
Other assets	55,216	55,953
Total Assets	$1,101,789	$1,043,123

LIABILITIES AND EQUITY
Indebtedness, net	$589,634	$517,272
Accounts payable and accrued liabilities	11,333	15,180
Construction payables, including retentions	41,516	47,445
Billings in excess of construction contract costs and estimated earnings	2,235	3,591
Other liabilities	40,170	39,352
Total Liabilities	684,888	622,840
Total Equity	416,901	420,283
Total Liabilities and Equity	$1,101,789	$1,043,123

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2018	2017
	(Unaudited)
Revenues
Rental revenues	$28,699	$27,232
General contracting and real estate services revenues	23,050	63,519
Total revenues	51,749	90,751
Expenses
Rental expenses	6,424	6,068
Real estate taxes	2,813	2,509
General contracting and real estate services expenses	22,414	61,196
Depreciation and amortization	9,278	9,475
General and administrative expenses	2,961	2,986
Acquisition, development and other pursuit costs	84	47
Impairment charges	—	4
Total expenses	43,974	82,285
Operating income	7,775	8,466
Interest income	2,232	1,398
Interest expense	(4,373)	(4,535)
Gain on real estate dispositions	—	3,395
Change in fair value of interest rate derivatives	969	294
Other income	114	37
Income before taxes	6,717	9,055
Income tax benefit (provision)	266	(302)
Net income	6,983	8,753
Net income attributable to noncontrolling interests	(1,943)	(2,817)
Net income attributable to stockholders	$5,040	$5,936
Net income per diluted share and unit	$0.11	$0.16
Weighted average shares and units outstanding	62,538	55,475

ARMADA HOFFLER PROPERTIES, INC.
RECONCILIATION OF NET INCOME TO FFO & NORMALIZED FFO
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2018	2017

Net income	$6,983	$8,753
Depreciation and amortization	9,278	9,475
Gain on operating real estate dispositions	—	(3,395)
Funds From Operations (FFO)	$16,261	$14,833
Acquisition, development and other pursuit costs	84	47
Impairment charges	—	4
Change in fair value of interest rate derivatives	(969)	(294)
Normalized FFO	$15,376	$14,590
Net income per diluted share and unit	$0.11	$0.16
FFO per diluted share and unit	$0.26	$0.27
Normalized FFO per diluted share and unit	$0.25	$0.26
Weighted average common shares and units - diluted	62,538	55,475

Contact:

Michael P. O’Hara
Armada Hoffler Properties, Inc.
Chief Financial Officer and Treasurer
Email: MOHara@ArmadaHoffler.com
Phone: (757) 366-6684